CHARLES N. HYSLOP
                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made as of the ___ day of _________, 1997 between Sybra, Inc. (the "Company"), a Michigan corporation, with offices at 8300 Dunwoody Place, Suite 300, Atlanta, Georgia 30350-1296 and Charles N. Hyslop, an individual residing at 4385 Bancroft Valley Court, Alpharetta, Georgia 30202 (the "Executive").

                                    RECITALS

         WHEREAS, I.C.H. Corporation ("ICH") is purchasing all of the outstanding capital stock of the Company from Valcor, Inc. pursuant to the Stock Purchase Agreement dated February 7, 1997 (the "Stock Purchase Agreement") effective on the date of the closing of the transactions contemplated by the Stock Purchase Agreement (the "Closing Date"); and

         WHEREAS, the Executive has served as a key executive of the Company and, through such service, has acquired special and unique knowledge, abilities and expertise; and

         WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer after the Closing Date, and the Executive desires to be employed by the Company, pursuant to the terms set forth herein.

                              W I T N E S S E T H:

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1. Employment. The Company hereby agrees to employ the Executive as Chief Executive Officer of the Company, and the Executive accepts such employment for the term of employment specified in Section 3 below (the "Employment Term"). During the Employment Term, the Executive shall, subject to the direction of the Board of Directors of the Company and the Board of Directors of ICH, render such services to the Company as are customarily rendered by the Chief Executive Officer and perform such other duties befitting the office of Chief Executive Officer of the Company. On the Closing Date, the Executive shall be named a Director on the Board of Directors of ICH.

         2. Performance. The Executive agrees to devote his best efforts and substantially all of his business time to the performance of his duties hereunder during the Employment Term, except for: (a) time spent in managing his personal, financial, and legal affairs and serving on corporate (subject to the written consent of the Company which shall not be unreasonably withheld), civic or charitable boards or committees, in each case only if and to the extent such activities do not interfere with the performance of Executive's responsibilities, and (b) periods of vacation to which he is entitled. Executive's service on the corporate boards or committees set forth in Exhibit A, attached hereto, is hereby deemed to be consented to by the Company.

         3. Employment Term. The Employment Term shall begin on the date of this Agreement, _____________ __, 1997 and continue until the second anniversary of the date of this Agreement, _____________ __, 1999 unless terminated sooner pursuant to the provisions of this Agreement. On the first anniversary of the date of this Agreement (the "Renewal Date"), the term of this Agreement shall be extended for a period of one (1) year unless either the Executive or the Company elects not to renew this Agreement by providing written notice to the other party on or within five (5) business days prior to the Renewal Date with such notice deemed to be given on the Renewal Date. In the event the Company elects not to renew this Agreement, the Executive shall be deemed to be terminated without Cause (as defined in Section 8(c)) as of the applicable Renewal Date and in the event the Executive elects not to renew this Agreement, the Executive shall be deemed to have Voluntarily Quit (as defined in Section 8(d)) as of the Renewal Date. In the event this Agreement is extended as of the Renewal Date, commencing with the day immediately following the Renewal Date and thereafter, this Agreement shall be extended for one day each day until a termination occurs pursuant to the provisions of Section 8 hereof, whereupon all extensions shall end.

         4. Compensation.

            (a) Salary. During the Employment Term, the Company shall pay the Executive an annual base salary of two hundred thousand dollars ($200,000), payable in accordance with the normal payroll practices of the Company which amount may be increased, but not decreased, as the Board of Directors of the Company may determine.

            (b) Bonus. Executive shall be entitled to an annual bonus in the event certain performance targets are met. The bonus shall be determined based on Actual EBITDA (as defined below) as a percentage of Target EBITDA (as defined below). If Actual EBITDA is equal to one hundred percent (100%) of Target EBITDA, Executive shall receive a bonus of forty thousand dollars ($40,000). If Actual EBITDA is 105% of Target EBITDA or greater, Executive shall be entitled to receive a bonus of eighty thousand dollars ($80,000). If Actual EBITDA is more than one hundred percent (100%) but less than one hundred and five percent (105%) of Target EBITDA, Executive shall receive a bonus equal to an interpolated amount between $40,000 and $80,000.

            "Target EBITDA" for the 1997 fiscal year shall be the amount set forth on Exhibit B attached hereto. "Target EBITDA" for the 1998 fiscal year shall be determined by the Board of Directors of ICH and agreed to by Executive prior to the commencement of such fiscal year to be a reasonable target for EBITDA performance of the Company for such fiscal year and shall be calculated in a manner similar to the that used to calculate Target EBITDA for the 1997 fiscal year as set forth in Exhibit C attached hereto. "Actual EBITDA" shall be calculated in the same manner as Target EBITDA except that the calculation shall be made using actual dollars as determined by the Company's independent certified public accounting firm for purposes of financial reporting, provided, however, that in calculating Actual EBITDA, management fees and overhead allocations paid or accrued with respect to ICH or its affiliates and administrative overhead associated with individuals who were not employed by the Company prior to its acquisition by ICH, but are now employed by the Company and ICH, or sit on the Board of Directors of ICH shall be capped at $240,000. All of the aforementioned calculations shall be determined in accordance with generally accepted accounting principles, applied in a consistent manner with prior periods.

            (c) Bonus Calculation and Payment. The bonus shall be paid to the Executive no later than ninety (90) days following the end of the period for which the bonus is being paid.

            (d) Additional Benefits. In addition to the other compensation payable to the Executive hereunder, during the Employment Term the Executive shall be entitled to the following benefits: (i) participation in the ICH Corporation 1997 Employee Stock Option Plan (the "Stock Option Plan") and other benefit plans made generally available to executives of the Company with such participation to be consistent with reasonable Company guidelines; (ii) participation in any health insurance, disability insurance, group life insurance or other welfare benefit program made generally available to all executives of the Company; (iii) vacation and other benefits as applicable to executives of the Company and in accordance with Company policies; and (iv) reimbursement for reasonable business expenses incurred by the Executive in furtherance of the interests of the Company.

            In the event that ICH adopts an employee benefit plan in which the Executive is eligible to participate, the Executive shall receive credit for any service performed for the Company prior to its acquisition by ICH as if such service were performed for ICH for vesting and eligibility purposes only. This paragraph shall not be construed to confer any right upon the Executive to participate in any of ICH's employee benefit plans.

            (e) Withholding. The Company shall deduct from all compensation paid to the Executive under this Agreement, any Federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations.

         5. Option Grant. Upon execution of this Agreement, or as soon as administratively possible thereafter, Executive shall receive options (the "Options") issued pursuant to the Stock Option Plan to purchase shares of common stock of ICH, par value $0.01 ("Common Stock") in an amount equal to five percent (5%) of the Common Stock which is then outstanding on the Closing Date at an exercise price equal to its "Fair Market Value" (as defined in the Stock Option Plan) as of the Closing Date which shall be the date of grant of the Options. The Options are granted pursuant to the terms and conditions of the Stock Option Plan and shall expire ten (10) years from the date of the grant. Subject to Section 9 below, the Options shall vest and become immediately exercisable during the Employment Term as follows: one-third on date of this Agreement, one-third on the first anniversary of the date of this Agreement, one-third on the second anniversary of the date of this Agreement; provided, however, that in the event of a Change in Control, as defined below, all outstanding Options which have not vested as of the date of the Change in Control shall upon the date of the Change in Control fully vest and become immediately exercisable in accordance with the terms and conditions of the Option Grant Agreement.

         The terms and conditions of the Options are memorialized in the written option grant agreement between the Company and the Executive ("Option Grant Agreement"), attached hereto as Exhibit D, which shall be executed by the Company and the Executive at the same time this Agreement is executed. The Options granted to the Executive are intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that to the extent that any of such Options do not satisfy the requirements of Section 422(b) of the Code, then they shall be treated as non-qualified stock options.

         In the event that Executive's employment with the Company is terminated for any reason prior to the expiration of this Agreement, vested Options may be exercised through a minimum period of thirty-nine (39) months following the date of this Agreement. The Executive understands that the effect of exercising any incentive stock options on a day that is more than ninety (90) days after the date of termination of employment (or, in the case of termination of employment on account of death or disability, on a day that is more than one (1) year after the date of such termination) will be to cause such incentive stock options to be treated as non-qualified stock options.

         For purposes of this Section, Change in Control shall mean that any of the following events has occurred: (a) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by ICH, becomes the "beneficial owner", as such term is used in
Section 13 of the Exchange Act, of equity securities of ICH representing at least thirty percent (30%) of the voting power of all equity securities of ICH issued and outstanding immediately prior to such acquisition; (b) the dissolution or liquidation of ICH, the consummation of any merger or consolidation of ICH or any sale or other disposition of all or substantially all of its assets, if the shareholders of ICH immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than thirty percent (30%) of the voting power of the surviving or acquiring company; (c) ICH and its wholly owned subsidiaries fail to own equity securities representing more than fifty percent (50%) of the voting power of the Company or any subsidiary of ICH into which the business of the Company has been merged or transferred; or (d) substantially all of the assets of the Company, or any other subsidiary of ICH into which the business of the Company has been merged or transferred, are sold or transferred to any entity in which

ICH, directly or indirectly, does not own equity securities representing at least fifty percent (50%) of the voting power.

         6. Covenant Not to Compete.

            (a) That Executive agrees that during the Non-Competition Period (as such term is defined below) he will not in any capacity, either separately, jointly, or in association with others, directly or indirectly, as an officer, director, consultant, agent, employee, owner, partner, shareholder, beneficial owner or otherwise engage or have a financial interest in any business which is or becomes a Material Competitor (as such term is defined below) of the Company or any subsidiary of the Company in the continental United States (excepting only the ownership of not more than one (1%) percent of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market). The "Non-Competition Period" the longer of (i) the period during which the Executive is employed hereunder, or is receiving compensation following a termination of employment during the Employment Term, as applicable, or (ii) the period during which the Executive is employed hereunder through the last day of the six (6) month period following the Date of Termination. "Material Competitor" during the first six (6) months following the Executive's applicable Date of Termination shall mean any fast food franchisor or franchisee in the continental United States, thereafter "Material Competitor" shall mean any Arby's franchisee within 20 miles of any Company locations.

            (b) That Executive agrees that during the Employment Period and for a eighteen (18) month period following the applicable Date of Termination where the Executive terminates employment with the Company for any reason he will not in any capacity, either separately, jointly, or in association with others, directly or indirectly, as an officer, director, consultant, agent, employee, owner, partner, shareholder, beneficial owner or otherwise solicit or employ any person, who was employed by the Company, or any subsidiary of the Company within six (6) months prior to the termination of the Executive' s employment with the Company, in any business in which the Executive has an interest either separately, jointly or in association with others, directly or indirectly, as an officer, director, consultant, agent, employee, owner, partner, shareholder, beneficial owner or otherwise.

            (c) If a court determines that the restrictions set forth in Sections 6(a) and 6(b) above are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the restrictions in
Section 6(a) and 6(b) to include the maximum restrictions allowed under the applicable law.

            The Executive expressly agrees that breach of either this Section 6 or Section 7 below would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon (i) breach of the provisions of Section 7, (ii) breach of the provisions of Section 6(a) during the first six (6) months following the Executive's applicable Date of Termination with the Company, or (iii) breach of the provisions of Section 6(b) during the eighteen (18) month period following the Executive's applicable Date of Termination, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damages to the Company and such violation shall result in the forfeiture of any other entitlements Executive may have had under this Agreement as if the Executive had been terminated for Cause (as defined below). In the event that a breach of the provisions of Section 6(a) occurs after the six (6) month period following the Executive's applicable Date of Termination , the Company's sole and exclusive remedy for such breach shall be to cease any payments the Company is obligated to make pursuant to Section 9 hereof with such payments being automatically discontinued, and the Company shall not be entitled to further injunctive relief.

            The Executive hereby affirmatively represents that he has the skill and ability to earn a living without competing with the Company or ICH during the non-competition period.

         7. Confidential Information. For the Employment Term and thereafter,
(i) the Executive will not divulge, directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operation or finances of ICH, the Company, and any subsidiaries of ICH or the Company and (ii) the Executive will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company or ICH; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Executive.

         8. Termination.

            (a) Termination by the Company With Cause. The Company shall have the right at any time to terminate the Executive's employment hereunder without prior notice upon the occurrence of any of the following (any such termination being referred to as a termination for "Cause"):

                (i) the commission by the Executive of any deliberate and premeditated act against the interest of the Company or ICH in contravention of the directives of the Board of Directors of the Company as communicated to the Executive;

                (ii) the habitual drug addiction or intoxication of the Executive;

                (iii) the conviction by the Executive of a felony;

                (iv) the willful failure or refusal of the Executive to perform his duties hereunder if such failure or refusal is not cured within ten
     (10) days subsequent to notice from the Company of the failure or refusal;
     or

                (v) the material breach by the Executive of any terms of this Agreement not cured within thirty (30) days subsequent to notice from the Company to the Executive of the breach.

            (b) Termination for Death or by Company for Disability. The Company shall have the right at any time to terminate the Executive's employment hereunder without prior notice upon the Executive's inability to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least six (6) successive months, or an aggregate period of at least six (6) months during any twelve (12) month period. For purposes of this Agreement, the term "disability" is defined to mean any physical or mental disability suffered by the Executive which renders the Executive unable to perform his duties. Any determination of disability shall be made by the Company in consultation with a qualified physician or physicians selected by the Company and reasonably acceptable to the Executive. The Executive's employment hereunder shall also terminate upon the death of the Executive.

            (c) Termination by Company Without Cause. The Company shall have the right at any time to terminate the Executive's employment without prior notice for any other reason without Cause.

            (d) Voluntary Quit. The Executive shall have the right at any time to terminate his employment without prior notice for any reason (any such termination being referred to as a "Voluntary Quit " by Executive).

            (e) Termination for Good Reason. The Executive shall have the right at any time to terminate his employment hereunder, subject to the notice provisions of Section 8(g), within one hundred and eighty (180) days after the Executive has notice of the occurrence of any of the following, provided that the Company does not cure such event to the extent possible on a retroactive basis within ten (10) days following receipt of the Executive's Notice of Termination (as defined in Section 8(f) below) (any such termination being referred to as a termination for "Good Reason"):

                (i) The Executive's title, position, authority or responsibilities (including reporting responsibilities and authority) are changed in materially adverse manner.

                (ii) The Executive's base salary is reduced for any reason other than in connection with the termination of his employment hereunder.

                (iii) For any reason other than in connection with the termination of the Executive's employment, the Company materially reduces any benefit provided under a welfare benefit plan to the Executive below the level of such benefit provided generally to other actively employed and similarly situated executives of the Company.

                (iv) A change of over fifty (50) miles in either the Executive's principal place of employment or the headquarters of the Company (other than a change to the Metropolitan Atlanta, Georgia area) pursuant to which the Executive is required to relocate.

                (v) The Company refuses or is unable to perform its obligations under this Agreement

                (vi) Executive is not elected or reelected to the Board of Directors of the Company, or once elected, is removed from the Board of Directors of the Company for reasons other than Cause.

            (f) Notice of Termination. Any termination of the Executive's employment by the Company hereunder, or by the Executive other than termination upon the Executive's death, shall be communicated by written notice to the other party ("Notice of Termination").

            (g) Date of Termination. "Date of Termination" shall mean any of the following:

                (i) If the Executive's employment is terminated by his death, the date of his death.

                (ii) If the Executive's employment is terminated by the Company as a result of Disability pursuant to Section 8(b), the date that is thirty
     (30) days after the Notice of Termination is given; provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) days period.

                (iii) If the Executive terminates employment for Good Reason pursuant to Section 8(e), the date that is ten (10) days after Notice of Termination is given, provided, that the Company does not cure such event during the ten (10) day period.

                (iv) If the Executive Voluntarily Quits pursuant to Section 8(d), the date that is fourteen (14) days after Notice of Termination is given, provided, that in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

                (v) If the Executive's employment is terminated by the Company with or without Cause pursuant to Sections 8(a) and 8(c), the date on which the Notice of Termination is given.

         9. Effect of Termination of Employment Prior to End of Employment
            Period.

            (a) With Cause / Voluntary Quit. If the Executive's employment is terminated with Cause (pursuant to Section 8(a)) or Executive Voluntary Quits (pursuant to Section 8(d)), the Executive's salary and other benefits specified in Section 4(a) and 4(d) shall cease on the Date of Termination, and the Executive shall not be entitled to any bonuses specified in Section 4(b) which have not been paid prior to such termination; provided, however, that in the event the Executive Voluntarily Quits on the Renewal Date, the Executive shall continue to receive his salary for a period of twenty-four (24) months following his Date of Termination; further, provided, that the Executive shall be entitled to continue to participate in the Company's medical benefit plans but only to the extent required by law, and on the same basis applicable to other employees. Additionally, all outstanding Options not vested as of the Date of Termination shall be forfeited, provided, however, that in the event the Executive Voluntarily Quits on the Renewal Date, the Executive shall be vested in two-thirds (2/3) of the Options granted to him on the date of this Agreement pursuant to Section 5 hereof.

            (b) Without Cause or Good Reason. If the Executive's employment is terminated by the Company without Cause (pursuant to Section (c)) or by the Executive for Good Reason (pursuant to Section 8(e)), the Executive's annual base salary then in effect pursuant to Section 4(a) shall continue to be paid to the Executive for a period of twenty-four (24) months after the Date of Termination. The Executive shall be entitled to any bonuses specified in Section 4(b) which are applicable to the most recently completed fiscal year of the Company and which have been earned but not been paid prior to such termination and the Executive shall not be entitled to any additional bonuses. The Executive's additional benefits specified in Section 4(d) shall terminate at the time of such termination; provided, however, that the Executive shall be entitled to continue to participate in the Company's medical benefit plans but only to the extent required by law, and on the same basis applicable to other employees. Additionally, all outstanding Options not vested as of the Date of Termination shall be forfeited.

            (c) Death or Disability. If the Executive's employment is terminated due to the Executive's death or Disability (pursuant to Section 8(b)), the Executive's salary set forth in Section 4(a) shall cease on the Date of Termination. The Executive shall be entitled to any bonuses specified in Section 4(b) which are applicable to the most recently completed fiscal year of the Company and which have been earned but not been paid prior to such termination and the Executive shall not be entitled to any additional bonuses. The Executive's additional benefits specified in Section 4(d) shall terminate at the time of such termination; provided, however, that the Executive shall be entitled to continue to participate in the Company's medical benefit plans but only to the extent required by law, and on the same basis applicable to other employees. Additionally, all outstanding Options not vested as of the Date of Termination shall be forfeited.

            (d) No Duty to Mitigate. After any Date of Termination, the Executive shall have no obligation to seek other employment, but shall, subject to the provisions of Section 6, have the right to be otherwise employed, and any compensation of any type whatsoever received by the Executive in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Agreement.

            10. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered, or when mailed, certified or registered mail, postage prepaid, to the following addresses:

                  If to the Executive:

                  Charles N. Hyslop
                  4385 Bancroft Valley Court
                  Alpharetta, Georgia 30202

                  With a copy to:

                  Powell, Goldstein, Frazer & Murphy LLP
                  16th Floor
                  191 Peachtree Street, N.W.
                  Atlanta, Georgia 30303
                  Attention:  Steven G. Schaffer, Esq.

                  If to the Company:

                  Sybra, Inc.
                  8300 Dunwoody Place
                  Suite 300
                  Atlanta, Georgia 30350-1296
                  Attention:  James Arabia

                  With a copy to:

                  Pryor, Cashman, Sherman & Flynn
                  410 Park Avenue
                  New York, New York  10022
                  Attention:  Selig D. Sacks, Esq.

Either party hereto may change its or his address specified for notices herein by designating a new address by notice in accordance with this Section 10.

         11. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Company at or after the Date of Termination, shall be payable in accordance with such plan or program.

         12. Indemnification. The Executive shall be indemnified in the same manner as actively employed and similarly situated executives of the Company and to the maximum extent as permitted for such executives under the by-laws of the Company for any acts or omission taken or omitted to be taken by the Executive in good faith and such indemnification shall survive the termination or expiration of this Agreement and the termination of the Executive's employment with the Company.

         13. Arbitration. Any claim for damages arising out of or related to this Agreement except for any claims arising out of or related to Sections 6 and 7 hereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided, however, that the arbitration shall take place in Delaware and the arbitrators shall apply Delaware law. Each party to the Agreement may select one arbitrator. The selected arbitrators shall in turn appoint a third arbitrator, and the three so chosen shall comprise the arbitration panel. All arbitrators shall be independent third parties. The decision of the arbitration panel shall be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof. This Section shall not be construed to prevent the Company from seeking injunctive relief as provided in Section 6 hereof and any and all disputes arising out of or related to Sections 6 and 7 shall be adjudicated by a court of competent jurisdiction.

         14. General.

            (a) Governing Law. The terms of this Agreement shall be governed by the laws of the State of Delaware.

            (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Executive agrees that this Agreement is personal to him and may not be assigned by him other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representative.

            (c) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes in its entirety any prior agreement between the Company and the Executive, and may not be modified or amended in any way except in writing by the parties hereto.

            (d) Provisions Severable. In case any one or more of the provisions of this Employment Agreement shall be invalid, illegal or unenforceable in any respect, or to any extent, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            (e) Duration. Notwithstanding the term of employment hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.




             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement the day and year first written above.



                                            SYBRA, INC.

Attest:


_____________________________               By: _______________________________
        Secretary                               Name:
                                                Title:



Witness:                                    EXECUTIVE


_____________________________               ___________________________________
                                            Charles N. Hyslop